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                                                                    EXHIBIT 99.1

FOR IMMEDIATE RELEASE

                                                           CONTACT: Ms. Amy Metz
                                                                  (818) 773-2647


                                COHR INC. ADOPTS
                         A SHAREHOLDER RIGHTS AGREEMENT

         CHATSWORTH, Calif., Nov. 23, 1998 -- COHR Inc. today announced the adoption of a Shareholder Rights Agreement. One preferred share purchase Right will be distributed as a dividend on each outstanding share of COHR's common stock. The dividend distribution will be made on December 21, 1998 to shareholders of record at the close of business on that date.

         Lynn P. Reitnouer, Chairman of the Board of COHR Inc., stated, "As COHR has been in the process of rebuilding its businesses, its stock price has been depressed. The Rights Agreement is a responsible and accepted tool for protecting shareholders' interests as COHR pursues long-term business strategies. The maximization of shareholder value is the paramount goal of the Board, and we believe the Shareholder Rights Agreement helps us to achieve this goal."

         The Rights will be exercisable only if a person or group acquires more than 15% of COHR's common stock or announces a tender offer that would result in the ownership of more than that percentage, without the approval of COHR's Board of Directors. The Rights will not become exercisable by virtue of a person or group which holds more than 15% of COHR's common stock at the date of the Rights Agreement, unless such person or group subsequently acquires more than 1% of COHR's common stock without prior approval of COHR's Board of Directors. The Rights Agreement will ensure that all COHR shareholders receive fair and equal treatment and are protected against partial tender offers and other tactics to gain control of COHR. The Rights Agreement is not being adopted in response to any acquisition or merger proposal.

         The Rights will expire on November 23, 2008. The Rights distribution is not taxable to shareholders.


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Note to Editor:  Please see fact sheet below for additional information.

                    COHR INC. PREFERRED SHARE PURCHASE RIGHTS
                                   FACT SHEET

         Initially, the Rights are not exercisable and are not detachable from COHR's common stock. No certificates representing the Rights will be issued unless and until the Rights become exercisable.

         If the Rights become exercisable, each Right will entitle its holder (other than a person or group which acquired more than 15% of COHR's outstanding common stock) to purchase a number of one-thousandths of a share of COHR's new Series A Junior Participating Cumulative Preferred Stock. Each one-thousandth of a share of Series A preferred stock is designed to have voting and economic rights equivalent to one share of COHR common stock.

         If a person or group acquires more than 15% of COHR's outstanding common stock, each Right will entitle its holder (other than such person or members of such group) to purchase, for the Right's exercise price of $20.00, the number of one-thousandths of a share of Series A preferred stock equivalent to the number of shares of COHR common stock which at the time have a market value of twice the exercise price. The Rights will not become exercisable by virtue of a person or group who or which holds more than 15% of COHR's common stock at the date of the Rights Agreement, unless such person or group subsequently acquires more than 1% of COHR's common stock without the prior approval of COHR's Board of Directors. In addition, if COHR is acquired in a merger or other business combination transaction after a person or group has acquired more than 15% of COHR's outstanding common stock, each Right will entitle its holder (other than such person or members of such group) to purchase, for the exercise price, a number of the acquiring company's common shares having a market value of twice the exercise price.

         Following the acquisition by a person or group of more than 15% of COHR's common stock, the Board of Directors may exchange the Rights (other than Rights owned by such person or members of such group) in whole or in part, at an exchange ratio of one share of COHR's common stock (or one-thousandth of a share of Series A preferred stock) per Right.

         Prior to the acquisition by a person or group of more than 15% of COHR's common stock, the Rights are redeemable at the option of the Board of Directors.